Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-40622) of The Manitowoc Company, Inc. of our report dated May 24, 2005 relating to the financial statements of The Manitowoc Company, Inc. Retirement Savings Plan, which appears in this Form 11-K.

/s/ Wipfli LLP
Green Bay, WI
June 27, 2005